November 14, 2017

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES THIRD QUARTER
AND NINE MONTH RESULTS

Cranford, New Jersey — November 14, 2017 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) today announced its results for the thirteen and thirty-nine week periods ended September 30, 2017.

Net income for the thirteen weeks ended September 30, 2017 increased to $323,000, or $0.06 per share (basic and diluted), compared to net income of $32,000, or $0.01 per share (basic and diluted), for the thirteen weeks ended October 1, 2016.

Net sales for the thirteen weeks ended September 30, 2017 decreased to $3,326,000, a decrease of $280,000, or 8%, compared to net sales of $3,606,000 for the thirteen weeks ended October 1, 2016. Sales of vegan cheese products increased to $2,516,000 in the 2017 period from $2,423,000 in the 2016 period. Sales of the Company’s frozen dessert products were negatively impacted by production and shipping issues at its frozen dessert novelties plant due to a major physical restructuring program in process at this facility, which resulted in less inventory available for sale.

The Company’s gross profit increased to $1,267,000 in the thirteen weeks ended September 30, 2017 from $1,108,000 in the thirteen weeks ended October 1, 2016, and its gross profit percentage was 38% for the thirteen weeks ending October 1, 2017 compared to 31% for the thirteen weeks ending October 1, 2016. Gross profit percentage in the third quarter of 2017 was positively impacted by the increase in the Company’s vegan cheese business, which has higher gross margins than its frozen dessert products.

Net sales for the thirty-nine week period ended September 30, 2017 were $10,255,000, a decrease of $647,000, or 6%, compared to net sales of $10,902,000 for the thirty-nine week period ended October 1, 2016. Sales of vegan cheese products increased to $7,907,000 in the 2017 period from $7,563,000 in the 2016 period. The production and shipping issues affecting our frozen desserts sales resulted in a decrease in sales to $2,348,000 for the thirty-nine weeks ended September 30, 2017 from $3,339,000 for the thirty-nine weeks ended October 1, 2016. The Company’s gross profit and gross profit percentage for the thirty-nine week period ending September 30, 2017 were $3,454,000 and 34%, respectively, compared to $3,531,000 and 32%, respectively, for the thirty-nine week period ending October 1, 2016. The decrease in the Company’s gross profit was due primarily to the decrease in sales.

The Company’s net income for the thirty-nine weeks ended September 30, 2017 was $420,000, or $0.08 per share (basic and diluted), compared to net income of $356,000, or $0.07 per share (basic and diluted), for the thirty-nine weeks ended October 1, 2016.

As of September 30, 2017, the Company had approximately $505,000 in cash and cash equivalents and its working capital was approximately $3.44 million, compared with approximately $132,000 in cash and cash equivalents and working capital of approximately $2.95 million at December 31, 2016.

Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, “I am pleased with the increase in sales of our vegan cheese products during the thirteen and the thirty-nine week periods ended September 30, 2017 and our improved profitability in 2017. We achieved these improved results despite the headwinds encountered in our frozen dessert product production and sales. Our continuing focus on reducing operating expenses and improving margins are evident in our improved gross profit margin in the thirteen weeks ended September 30, 2017. We continue to believe that we on the right track to produce consistent profitable operations in the future,” concluded Mr. Mintz.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products. The Company sells more than 50 milk-free foods including frozen desserts, cheese products and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti’s product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars. Tofutti also has prepared food entrees including Pizza Pizzaz® and Mintz’s Blintzes®, all made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended September 30, 2017	Thirteen weeks ended October 1, 2016	Thirty-nine weeks ended September 30, 2017	Thirty-nine weeks ended October 1, 2016

Net sales	$3,326	$3,606	$10,255	$10,902
Cost of sales	2,059	2,498	6,801	7,371
Gross profit	1,267	1,108	3,454	3,531
Operating expenses	937	1,070	3,010	3,150
Income from operations	330	38	444	381
Interest expense	7	6	19	19
Income before income tax	323	32	425	362
Income tax expense	—	—	5	6
Net income	$323	$32	$420	$356
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154	5,154	5,154
Net income per common share:
Basic and diluted	$0.06	$0.01	$0.08	$0.07

TOFUTTI BRANDS INC.

Condensed Balance Sheets
(in thousands, except share figures)

	September 30, 2017	December 31, 2016*
Assets
Current assets:
Cash and cash equivalents	$505	$132
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $371 and $370, respectively	2,308	2,626
Inventories	1,673	1,565
Prepaid expenses	53	66
Deferred costs	97	100
Total current assets	4,636	4,489

Fixed assets (net of accumulated depreciation of $18 and $14, respectively)	11	15
Other assets	16	16
	$4,663	$4,520

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable-current	$6	$6
Accounts payable	588	1,148
Accrued expenses	501	278
Deferred revenue	103	108
Total current liabilities	1,198	1,540

Convertible note payable-long term-related party	500	500
Note payable-long term	6	10
Total liabilities	1,704	2,050

Commitments and contingencies

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at September 30, 2017 and December 31, 2016, respectively	52	52
Additional paid-in capital	207	138
Retained earnings	2,700	2,280
Total stockholders’ equity	2,959	2,470
Total liabilities and stockholders’ equity	$4,663	$4,520

*       Derived from audited financial information.